KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated November 20, 2025, with respect to the financial statements of Allspring Mid Cap Growth Fund and to the use of our report dated May 21, 2026, with respect to the financial statements of Allspring Innovation Fund, as of September 30, 2025 and March 31, 2026, respectively, each a series Allspring Funds Trust, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Information Statement.

Boston, Massachusetts August 21, 2026